FOR IMMEDIATE RELEASE

April 9, 2013

Contact:  Susan M. Jordan

                 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCED THE APPOINTMENT OF MICHAEL P. LANDY

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

FREEHOLD, NJ, April 9, 2013…….Monmouth Real Estate Investment Corporation (NYSE:MNR) announced today that Michael P. Landy has been appointed the Company’s President and Chief Executive Officer.  In addition to his new role, he will continue to serve as Chairman of the Company’s Executive Committee and as a member of the Company’s Board of Directors.   Michael Landy succeeds Eugene W. Landy, his father, who has been President and Chief Executive Officer since 1968, and is the Founder of the Company.

Michael Landy has been with the Company since 2001. He has served on the Board of Directors since 2007, as Chairman of the Executive Committee since 2010, and as Chief Operating Officer since 2011. Eugene W. Landy has served as President and Chairman of the Board since 1968, and will continue to be active in management as Chairman of the Board of Directors.

Eugene Landy stated, “Michael has been a tremendous asset to Monmouth.  Under Michael’s leadership, the Company has made enormous strides and I am extremely confident in his abilities. We are proud to announce his promotion to the position of President and CEO and I look forward to working alongside him for many years to come.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust (REIT) specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-two industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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